Exhibit 99.1


FOR IMMEDIATE RELEASE


CONTACTS:    Corporate Contact:               Investor Relations
             John Carlson                     Harriet Fried
             Exec VP & CFO                    Lippert/Heilshorn & Associates
             480-505-4869                     212-838-3777


                          Alanco Announces Preliminary
                     Fiscal Year 2009 Fourth Quarter Results
                     ---------------------------------------
                      Fiscal Year 2009 Sales Increased 42%


(Scottsdale, AZ - August 12, 2009) - Alanco Technologies, Inc.,(NASDAQ: ALAN), today announced preliminary, unaudited results for its fourth quarter ended June 30, 2009. On a sales increase of 12% to $4,400,000, EBITDA loss before stock-based compensation narrowed to less than $500,000 versus $1,600,000 in the prior year fourth quarter. Improved operating results were primarily attributable to increased TSI PRISM sales and higher product gross margins at both TSI PRISM and StarTrak Systems.

Consolidated sales for the fiscal year ended June 30, 2009 are expected to total approximately $19,000,000, an increase of 42% compared to the prior year. StarTrak Systems sales increased 16% to $13,600,000. TSI PRISM sales for the fiscal year more than doubled to $5,400,000.

Robert R. Kauffman, Chairman and CEO, commented, "Although our sales increase slowed in the fourth quarter, primarily due to large project delays, we are pleased with our improved operating results during these challenging times. StarTrak Systems contributed significant operating improvements including lower cost of sales resulting from redesigned product lines, and reduced product warranty expenses, while TSI PRISM delivered a complete profitability turnaround for the fourth quarter and fiscal year. We expect continuing sales growth in the new fiscal year as the general economic environment improves and delayed major projects move forward. With a solid foundation of recent operating improvements, we look forward to further progression towards profitability in fiscal year 2010."

Alanco Technologies, Inc. provides wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. Its systems track and record the location and movement of inmates and officers, enhancing safety, security and productivity. For more information, visit the company's website at www.alanco.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE
ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.


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